Exhibit 99.1

Bojangles’, Inc. – Fiscal Year 2018

Second Fiscal Quarter 2018 Results

For Investor Relations Inquiries:

Raphael Gross of ICR

203.682.8253

For Media Inquiries:

Brian Little of Bojangles’ Restaurants, Inc.

704.519.2118

Bojangles’, Inc. Reports Financial Results for its Second Fiscal Quarter 2018

Announces Launch of Restaurant Portfolio Optimization Program

Updates Guidance for its Fiscal Year 2018

CHARLOTTE, N.C. — (Globe Newswire) — August 2, 2018 — Bojangles’, Inc. (Bojangles’) (NASDAQ: BOJA) today announced financial results for the 13-week second fiscal quarter ended July 1, 2018. Bojangles’ also announced the launch of a restaurant portfolio optimization program and updated its annual guidance for the 52-week fiscal year 2018 ending on December 30, 2018.

Highlights for the Second Fiscal Quarter 2018 Compared to the Second Fiscal Quarter 2017*

•	Total revenues increased 2.7% to $140.5 million from $136.8 million in the prior year fiscal quarter;

•	System-wide comparable restaurant sales decreased 0.2%, while company-operated comparable restaurant sales decreased 0.8% and franchised comparable restaurant sales increased 0.1%;

•

Five system-wide restaurants were opened, consisting of two company-operated restaurants and three franchised restaurants, while one company-operated restaurant was closed due to a relocation and two company-operated restaurants were refranchised;

•	Net Income was $2.4 million as compared to $8.4 million in the prior year fiscal quarter;

•	Diluted Net Income per Share was $0.06 as compared to $0.22 in the prior year fiscal quarter;

•	Adjusted Net Income** was $5.2 million as compared to $8.8 million in the prior year fiscal quarter;

•

Adjusted Diluted Net Income per Share** was $0.13 (reflecting a negative impact of $0.09 due to impairment expenses) as compared to $0.23 (reflecting a negative impact of $0.01 due to impairment expenses) in the prior year fiscal quarter; and

•	Adjusted EBITDA** was $18.1 million as compared to $19.3 million in the prior year fiscal quarter.

*	Certain amounts for the second fiscal quarter of 2017 have been restated to reflect the adoption of the new revenue recognition standard. See “Adoption of New Accounting Standard” for further details.
**

Descriptions of Adjusted Net Income, Adjusted Diluted Net Income per Share, Adjusted EBITDA and other non-GAAP financial measures are provided in this release under “Use and Definition of Non-GAAP Measures,” and reconciliations to GAAP figures are provided in the tables at the end of this release.

“Our continued focus on well-run restaurants is best reflected in the progress we are making on staffing and training, improving speed, accuracy and quality, and promoting signature menu items with value messaging. We are further encouraged that system-wide comparable restaurant sales in the second fiscal quarter of 2018 improved sequentially compared to the first fiscal quarter of 2018 and that our core breakfast daypart strengthened. Our hard work over the past several months is clearly beginning to resonate with customers,” said Bojangles’ Interim President and CEO Randy Kibler.

“We are also optimizing our restaurant portfolio by closing some underperforming company-operated restaurants, refranchising select company-operated restaurants, and slowing system-wide expansion by limiting company development mainly to core markets while franchise development continues in both the core and adjacent markets. We believe these efforts will positively impact our Adjusted EBITDA and Adjusted Net Income during the remainder of fiscal year 2018 and beyond,” concluded Mr. Kibler.

Bojangles’, Inc. – Fiscal Year 2018

Second Fiscal Quarter 2018 Results

Second Fiscal Quarter 2018 Financial Review

System-wide comparable restaurant sales decreased 0.2%, consisting of a 0.8% decrease in company-operated comparable restaurant sales and an increase of 0.1% in franchised comparable restaurant sales. The comparable restaurant sales decrease at company-operated restaurants was composed of a decrease in transactions, partially offset by increases in price and mix. Breakfast daypart comparable restaurant sales for company-operated restaurants increased 0.9%.

Total revenues increased 2.7% to $140.5 million in the second fiscal quarter of 2018 from $136.8 million in the prior year fiscal quarter. The increase was primarily due to a net additional 26 system-wide restaurants at July 1, 2018 compared to June 25, 2017, partially offset by a comparable restaurant sales decline at our company-operated restaurants.

Company-operated restaurant revenues increased 2.3% to $130.0 million in the second fiscal quarter of 2018 from $127.1 million in the prior year fiscal quarter. Franchise royalty revenues increased 2.3% to $7.1 million in the second fiscal quarter of 2018 from $7.0 million in the prior year fiscal quarter.

Operating income was $4.6 million in the second fiscal quarter of 2018 as compared to $12.9 million in the prior year fiscal quarter. Of the $8.3 million decline in operating income during the second fiscal quarter of 2018, $4.1 million was attributable to an increase in impairment expenses and an additional $3.3 million was related to refranchising and related asset write-downs primarily associated with the expected refranchising of approximately 30 company-operated restaurants during the second half of fiscal 2018.

Company-operated restaurant contribution, a non-GAAP measure, was $19.4 million in the second fiscal quarter of 2018 as compared to $20.4 million in the prior year fiscal quarter. As a percentage of company-operated restaurant revenues, company-operated restaurant contribution margin, a non-GAAP measure, decreased to 14.9% in the second fiscal quarter of 2018 from 16.0% in the prior year fiscal quarter.

General and administrative expenses were $9.9 million in the second fiscal quarter of 2018 as compared to $9.8 million in the prior year fiscal quarter.

Impairment expenses were $4.8 million in the second fiscal quarter of 2018 as compared to $0.7 million in the prior year fiscal quarter. The increase was due to more restaurants being impaired in the second fiscal quarter of 2018 versus the second fiscal quarter of 2017, including the building associated with one ground lease.

Refranchising and related asset write-downs were $3.3 million in the second fiscal quarter of 2018. In anticipation of the refranchising of approximately 30 company-operated restaurants expected to occur during the second half of fiscal 2018, we recorded an impairment charge of $3.4 million associated with the write-down of the related assets to their estimated fair value, which was partially offset by a $0.1 million gain recorded in connection with the refranchise of two company-operated restaurants in the second fiscal quarter of 2018.

Net Income was $2.4 million in the second fiscal quarter of 2018 as compared to $8.4 million in the prior year fiscal quarter. Diluted Net Income per Share was $0.06 in the second fiscal quarter of 2018 as compared to $0.22 in the prior year fiscal quarter. Diluted Net Income per Share during the second fiscal quarter of 2018 was negatively impacted by $0.09 due to impairment expenses and $0.07 due to refranchising and related asset write-downs, while the second fiscal quarter of 2017 was negatively impacted by $0.01 due to impairment expenses.

Adjusted Net Income, a non-GAAP measure, was $5.2 million in the second fiscal quarter of 2018 as compared to $8.8 million in the prior year fiscal quarter. Adjusted Diluted Net Income per Share was $0.13 in the second fiscal quarter of 2018 as compared to $0.23 in the prior year fiscal quarter. Adjusted Diluted Net Income per Share during the second fiscal quarter of 2018 was negatively impacted by $0.09 due to impairment expenses while the second fiscal quarter of 2017 was negatively impacted by $0.01 due to impairment expenses.

Bojangles’, Inc. – Fiscal Year 2018

Second Fiscal Quarter 2018 Results

Adjusted EBITDA, a non-GAAP measure, was $18.1 million in the second fiscal quarter of 2018 as compared to $19.3 million in the prior year fiscal quarter.

Restaurant Portfolio Optimization Program

Bojangles’ has initiated a restaurant portfolio optimization program pursuant to which it refranchised two company-operated restaurants during the second fiscal quarter of 2018. In addition, we expect to take the following actions during the remainder of fiscal 2018:

•	Bojangles’ will close approximately 10 underperforming company-operated restaurants during the third fiscal quarter of 2018. As a result, we expect to incur a pre-tax charge of $12.0 million to $15.0 million representing an estimate of the remaining obligations pursuant to non-cancelable leases, net of estimated sublease income. On a trailing twelve-month basis as of the end of the second fiscal quarter of 2018, these restaurants generated approximately $5.8 million in company-operated restaurant revenues.

•	Bojangles’ expects to refranchise approximately 30 company-operated restaurants in Tennessee and Georgia to one of its largest franchisees. As a result, we expect to incur a pre-tax charge of $4.0 million to $5.0 million representing an estimate of the remaining obligations pursuant to non-cancelable leases, net of estimated sublease income from the franchisee. The transaction, which remains subject to final negotiation and execution of a definitive sale and purchase agreement, due diligence and customary closing conditions, is expected to close during the second half of fiscal 2018. On a trailing twelve-month basis as of the end of the second fiscal quarter of 2018, these restaurants generated approximately $32.2 million in company-operated restaurant revenues.

Fiscal Year 2018 Guidance

Bojangles’ has updated its annual outlook for the 52-week period ending on December 30, 2018 to reflect its year-to-date performance and expectations for the remainder of the fiscal year, including the impact of the restaurant portfolio optimization program:

•	Total revenues of $542.0 million to $547.0 million (previously $550.0 million to $560.0 million), including approximately $11.0 million of franchise marketing and co-op advertising contribution revenues due to the adoption of the new accounting standard for revenue recognition;

•	System-wide comparable restaurant sales of negative low-single digits to flat;

•	The opening of 18 to 22 system-wide restaurants (previously 30 to 40), comprised of 6 to 8 (previously 6 to 10) company-operated restaurants and 12 to 14 (previously 24 to 30) franchised restaurants;

•	The closure of approximately 10 company-operated restaurants;

•	The refranchising of approximately 30 company-operated restaurants, including two company-operated restaurants that were refranchised during the second fiscal quarter of 2018;

•	Company-operated restaurant contribution margin of 14.5% to 15.0% (previously 14.0% to 14.5%);

•	General and administrative expenses of $42.5 million to $43.0 million (previously $43.0 million to $43.5 million);

•	Cash capital expenditures of $10.0 million to $11.0 million (previously $11.5 million to $12.5 million);

•	Adjusted Diluted Net Income per Share of $0.66 to $0.73 (previously $0.64 to $0.72); and

•	Adjusted EBITDA of $66.0 million to $70.0 million (previously $64.0 million to $68.0 million).

Changes in the assumptions in the restaurant portfolio optimization program could impact guidance, and our guidance does not include the potential impact of any additional refranchising of company-operated restaurants and/or additional restaurant closures not discussed above. In addition, we have not reconciled guidance for Adjusted Diluted Net Income per Share or Adjusted EBITDA to the corresponding GAAP financial measures because we do not provide guidance for the various reconciling items. We are unable to provide guidance for these reconciling items because we cannot determine their probable significance, as certain items are outside of our control and cannot be reasonably predicted due to the fact that these items could vary significantly from period to period. Accordingly, reconciliations to the corresponding GAAP financial measures are not available without unreasonable effort.

Bojangles’, Inc. – Fiscal Year 2018

Second Fiscal Quarter 2018 Results

Adoption of New Accounting Standard

In May 2014, the Financial Accounting Standards Board issued new guidance for revenue recognition related to contracts with customers, which supersedes nearly all existing revenue recognition guidance. We adopted this new guidance in fiscal year 2018 using the full retrospective transition method, which resulted in restating each prior reporting period presented in the year of adoption, including the second fiscal quarter of 2017. The adoption did not have a material impact on Company-operated restaurant revenues or Franchise royalty revenues. The new guidance requires Bojangles’ to recognize initial and renewal franchisee fees on a straight-line basis over the life of the franchise agreement, which impacts Other franchise revenues. In addition, funds contributed by franchisees to the advertising funds actively managed by Bojangles’, as well as the associated advertising fund expenditures, are reported on a gross basis, and the advertising fund revenues and expenses may be reported in different periods. See tables at the end of this release for details related to the impact of the adoption of the new revenue recognition standard on our previously reported results.

Conference Call and Webcast Today

Bojangles’ will host a conference call and webcast to discuss the second fiscal quarter 2018 results, as well as fiscal year 2018 guidance today at 5:00 p.m. Eastern Time. The conference call dial-in number is 201-493-6725. A telephone replay will be available through Sunday, September 2, 2018 and may be accessed by dialing 412-317-6671. The conference ID is 13681397.

The conference call will also be webcast live and later archived on the Investors section of our website at www.bojangles.com.

About Bojangles’, Inc.

Bojangles’, Inc. is a highly differentiated and growing restaurant operator and franchisor dedicated to serving customers high-quality, craveable food made from our Southern recipes, including breakfast served All Day, Every Day. Founded in 1977 in Charlotte, N.C., Bojangles’® serves menu items such as made-from-scratch biscuit breakfast sandwiches, delicious hand-breaded bone-in chicken, flavorful fixin’s (sides) and Legendary Iced Tea®. At July 1, 2018, Bojangles’ had 766 system-wide restaurants, of which 325 were company-operated and 441 were franchised restaurants, primarily located in the Southeastern United States. For more information, visit www.bojangles.com or follow Bojangles’ on Facebook and Twitter.

Use and Definition of Non-GAAP Measures

We utilize certain non-GAAP measures when assessing the operational strength and the performance of our business. We believe these non-GAAP measures assist our board of directors, management and investors in comparing our operating performance, on a consistent basis from period to period, by isolating the effects of certain items that vary from period to period without any correlation to core operating performance or that vary significantly among similar companies. Bojangles’ cautions that non-GAAP measures should be considered in addition to, but not as a substitute for, reported GAAP results.

Company-operated restaurant contribution represents our operating income excluding the impact of franchise royalty revenues, franchise marketing and co-op advertising fund contribution revenues and associated costs, properties and equipment rental revenues, other franchise revenues, general and administrative expenses, costs associated with properties and equipment rentals, depreciation and amortization, impairment, refranchising and related asset write-downs and (gain) loss on disposal of property and equipment and other, as identified by the reconciliation table below. Company-operated restaurant contribution margin is defined as company-operated restaurant contribution as a percentage of company-operated restaurant revenues. Company-operated restaurant contribution and company-operated restaurant contribution margin are supplemental measures of operating performance of our company-operated restaurants and our calculations thereof may not be comparable to those reported by other companies. Company-operated restaurant contribution and company-operated restaurant contribution margin have limitations as analytical tools and should not be considered in isolation or as substitutes for analysis of our results as reported under GAAP. Included with the reconciliations to GAAP figures provided in the tables at the end of this release is a reconciliation of our operating income to our company-operated restaurant contribution.

Bojangles’, Inc. – Fiscal Year 2018

Second Fiscal Quarter 2018 Results

Adjusted Net Income represents company net income before items that we do not consider representative of our ongoing operating performance as identified in the reconciliation table below. Adjusted Diluted Net Income per Share represents company diluted net income per share before items that we do not consider representative of our ongoing operating performance as identified in the reconciliation table below.

EBITDA represents company net income before interest expense (net of interest income), provision for income taxes and depreciation and amortization. Adjusted EBITDA represents company net income before interest expense (net of interest income), provision for income taxes, depreciation and amortization, items that we do not consider representative of our ongoing operating performance and certain non-cash items, as identified in the reconciliation table below.

Adjusted Net Income, Adjusted Diluted Net Income per Share, EBITDA and Adjusted EBITDA are supplemental measures of our performance that are neither required by, nor presented in accordance with, GAAP. Adjusted Net Income, Adjusted Diluted Net Income per Share, EBITDA and Adjusted EBITDA are not measurements of our financial performance under GAAP and should not be considered as alternatives to net income, operating income or any other performance measures derived in accordance with GAAP or as alternatives to cash flow from operating activities as a measure of our liquidity. Adjusted Net Income, Adjusted Diluted Net Income per Share, EBITDA and Adjusted EBITDA have limitations as analytical tools, and should not be considered in isolation, or as substitutes for analysis of our results as reported under GAAP. In addition, in evaluating Adjusted Net Income, Adjusted Diluted Net Income per Share, EBITDA and Adjusted EBITDA, you should be aware that in the future we will incur expenses or charges such as those added back to calculate Adjusted Net Income, Adjusted Diluted Net Income per Share, EBITDA and Adjusted EBITDA.

Forward-Looking Statements

This release contains forward-looking statements. All statements other than statements of historical or current facts included in this release are forward-looking statements. Forward-looking statements discuss our current expectations, projections and guidance relating to our financial condition, results of operations, plans, objectives, future performance and business. These statements may be preceded by, followed by or include the words “aim,” “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “outlook,” “plan,” “potential,” “project,” “projection,” “seek,” “may,” “could,” “would,” “will,” “should,” “can,” “can have,” “likely,” the negatives thereof and other words and terms of similar meaning.

Forward-looking statements are inherently subject to risks, uncertainties and assumptions; they are not guarantees of performance. Actual results may differ materially from these expectations due to risks relating to, among other risks, our vulnerability to changes in consumer preferences and economic conditions; our ability to open restaurants in new and existing markets and expand our franchise system; our ability to successfully effect our restaurant portfolio optimization program on a timely basis; our ability to generate comparable restaurant sales growth; financial or other difficulties, which could cause our restaurants and our franchisees’ restaurants to close; our ability to generate increased sales or profits from new menu items, advertising campaigns, changes in discounting strategy, technology initiatives or restaurant designs and remodels; cancellation of or delay in anticipated future restaurant openings; our reliance on, limited degree of control over and potential responsibility for, our franchisees; increases in the cost of chicken, pork, dairy, wheat, corn and other products; our ability to compete successfully with other quick-service and fast-casual restaurants; our vulnerability to conditions in the Southeastern United States; negative publicity, whether or not valid; concerns about food safety and quality and about food-borne illnesses, including adverse public perception due to the occurrence of avian flu, swine flu or other food-borne illnesses, such as salmonella, E. coli, or others; changes in employment and labor laws; labor shortages and increases in labor costs; the impact of litigation, including wage and hour class action lawsuits; and our dependence upon frequent and timely deliveries of restaurant food and other supplies. For further details and discussion of these and other risks and uncertainties, see our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, which was filed with the SEC on March 8, 2018, and which is available at www.sec.gov. You should not place undue reliance on these statements. We have based these forward-looking statements on our current expectations and projections about future events. Although we believe that our assumptions made in connection with the forward-looking statements are reasonable, we cannot assure you that the assumptions and expectations will prove to be correct.

Bojangles’, Inc. – Fiscal Year 2018

Second Fiscal Quarter 2018 Results

All forward-looking statements are expressly qualified in their entirety by the foregoing cautionary statements. In addition, all forward-looking statements speak only as of the date of this earnings release. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise other than as required under the federal securities laws.

Bojangles’, Inc. – Fiscal Year 2018

Second Fiscal Quarter 2018 Results

BOJANGLES’, INC. AND SUBSIDIARIES

Unaudited Condensed Consolidated Balance Sheets

(in thousands)

	July 1, 2018	December 31, 2017 (a)
Assets
Current assets:
Cash and cash equivalents	$15,669	14,052
Accounts and vendor receivables, net	5,478	5,863
Accounts receivable, related parties, net	545	553
Inventories, net	2,787	3,619
Other current assets	6,275	2,408

Total current assets	30,754	26,495
Property and equipment, net	36,842	49,423
Goodwill	161,140	161,140
Brand	290,500	290,500
Franchise rights, net	20,505	23,146
Favorable leases, net	550	688
Other noncurrent assets	4,262	4,076

Total assets	$544,553	555,468

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$10,068	12,956
Accrued expenses	23,154	17,797
Current maturities of capital lease obligations	8,580	8,502
Other current liabilities	2,021	934

Total current liabilities	43,823	40,189
Long-term debt, less current maturities and deferred debt issuance costs, net	106,680	123,376
Deferred income taxes	68,000	70,210
Capital lease obligations, less current maturities	19,585	22,434
Other noncurrent liabilities	17,610	17,232

Total liabilities	255,698	273,441

Stockholders’ equity:
Preferred stock	—	—
Common stock	373	370
Treasury stock	(4,859)	(2,000)
Additional paid-in capital	131,320	128,895
Retained earnings	161,337	154,306
Accumulated other comprehensive income	684	456

Total stockholders’ equity	288,855	282,027

Total liabilities and stockholders’ equity	$544,553	555,468

(a)	Adjusted to reflect the retrospective adoption of Accounting Standards No. 2014-09, Revenue from Contracts with Customers.

Bojangles’, Inc. – Fiscal Year 2018

Second Fiscal Quarter 2018 Results

BOJANGLES’, INC. AND SUBSIDIARIES

Unaudited Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	July 1,	June 25,	July 1,	June 25,
	2018	2017 (a)	2018	2017 (a)
Revenues:
Company-operated restaurant revenues	$129,956	127,058	257,108	251,841
Franchise royalty revenues	7,138	6,978	14,003	13,491
Franchise marketing and co-op advertising contribution revenues	2,792	2,725	5,455	5,257
Properties and equipment rental revenues	547	—	1,086	—
Other franchise revenues	71	64	343	125

Total revenues	140,504	136,825	277,995	270,714

Restaurant operating expenses:
Company-operated restaurant food and supplies costs	40,719	39,998	80,706	78,683
Company-operated restaurant labor costs	38,529	36,937	75,994	73,284
Company-operated restaurant operating costs	31,343	29,741	62,881	59,432
Company-operated restaurant depreciation and amortization	3,464	3,374	6,928	6,581
Franchise marketing and co-op advertising costs	2,792	2,725	5,455	5,257
Costs associated with properties and equipment rentals	295	—	716	—

Total restaurant operating expenses	117,142	112,775	232,680	223,237

Operating income before other operating expenses	23,362	24,050	45,315	47,477

Other operating expenses:
General and administrative	9,946	9,817	21,503	18,770
Depreciation and amortization	665	753	1,330	1,478
Impairment	4,832	700	5,685	996
Refranchising and related asset write-downs	3,346	—	3,346	—
Gain on disposal of property and equipment and other	(65)	(125)	(92)	(104)

Total other operating expenses	18,724	11,145	31,772	21,140

Operating income	4,638	12,905	13,543	26,337
Amortization of deferred debt issuance costs	(188)	(176)	(304)	(294)
Interest income	—	12	1	13
Interest expense	(1,581)	(1,614)	(3,229)	(3,281)

Income before income taxes	2,869	11,127	10,011	22,775
Income tax expense	(434)	(2,681)	(2,882)	(6,799)

Net income	$2,435	8,446	7,129	15,976

Net income per share:
Basic	$0.07	0.23	0.19	0.44

Diluted	$0.06	0.22	0.19	0.41

Weighted average shares used in computing net income per share:
Basic	36,750	36,701	36,743	36,634

Diluted	38,236	38,588	38,186	38,598

(a)	Adjusted to reflect the retrospective adoption of Accounting Standards No. 2014-09, Revenue from Contracts with Customers.

Bojangles’, Inc. – Fiscal Year 2018

Second Fiscal Quarter 2018 Results

BOJANGLES’, INC. AND SUBSIDIARIES

Unaudited Condensed Consolidated Statements of Cash Flows

(in thousands)

	Twenty-Six Weeks Ended
	July 1,	June 25,
	2018	2017 (a)
Cash flows from operating activities:
Net income	$7,129	15,976
Adjustments to reconcile net income to net cash provided by operating activities:
Deferred income tax benefit	(2,251)	(280)
Depreciation and amortization	8,258	8,059
Amortization of deferred debt issuance costs	304	294
Impairment	5,685	996
Gain on disposal of property and equipment and other	(92)	(104)
Provision for doubtful accounts	410	16
Benefit for inventory spoilage	(30)	(2)
Asset write-downs related to refranchising	3,318	—
Stock-based compensation	1,397	681
Changes in operating assets and liabilities	3,194	(1,551)

Net cash provided by operating activities	27,322	24,085

Cash flows from investing activities:
Purchases of property and equipment	(2,882)	(6,472)
Proceeds from disposition of property and equipment	40	41
Proceeds from capital lease subleases	116	—

Net cash used in investing activities	(2,726)	(6,431)

Cash flows from financing activities:
Principal payments on long-term debt	(17,000)	(14,132)
Stock option exercises	1,256	1,035
Vesting of restricted stock units	(225)	(103)
Purchases of treasury stock	(2,859)	—
Principal payments on capital lease obligations	(4,151)	(3,587)

Net cash used in financing activities	(22,979)	(16,787)

Net increase in cash and cash equivalents	1,617	867
Cash and cash equivalents balance, beginning of fiscal period	14,052	13,898

Cash and cash equivalents balance, end of fiscal period	$15,669	14,765

(a)	Adjusted to reflect the retrospective adoption of Accounting Standards No. 2014-09, Revenue from Contracts with Customers.

Bojangles’, Inc. – Fiscal Year 2018

Second Fiscal Quarter 2018 Results

BOJANGLES’, INC. AND SUBSIDIARIES

Unaudited Reconciliation of Net Income to Adjusted Net Income

(in thousands)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	July 1,	June 25,	July 1,	June 25,
	2018	2017 (a)	2018	2017 (a)
Net income	$2,435	8,446	7,129	15,976

Certain professional, transaction and other costs (b)	253	—	253	3
Payroll taxes associated with stock option exercises (c)	25	71	30	97
Executive separation expenses (d)	—	546	1,034	551
Modification of equity awards in connection with executive separation (e)	—	—	551	—
Refranchising and related asset write-downs (f)	3,346	—	3,346	—
Adjustments to deferred tax assets associated with executive compensation (g)	(23)	—	779	—
Tax impact of adjustments (h)	(881)	(233)	(1,268)	(244)

Total adjustments	2,720	384	4,725	407

Adjusted Net Income	$5,155	8,830	11,854	16,383

BOJANGLES’, INC. AND SUBSIDIARIES

Unaudited Reconciliation of Diluted Net Income Per Share to Adjusted Diluted Net Income Per Share

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	July 1,	June 25,	July 1,	June 25,
	2018	2017 (a)	2018	2017 (a)
Diluted net income per share	$0.06	0.22	0.19	0.41

Certain professional, transaction and other costs (b)	—	—	—	—
Payroll taxes associated with stock option exercises (c)	—	—	—	—
Executive separation expenses (d)	—	0.02	0.03	0.02
Modification of equity awards in connection with executive separation (e)	—	—	0.02	—
Refranchising and related asset write-downs (f)	0.09	—	0.09	—
Adjustments to deferred tax assets associated with executive compensation (g)	—	—	0.02	—
Tax impact of adjustments (h)	(0.02)	(0.01)	(0.04)	(0.01)

Total adjustments	0.07	0.01	0.12	0.01

Adjusted Diluted Net Income per Share	$0.13	0.23	0.31	0.42

(a)	Adjusted to reflect the retrospective adoption of Accounting Standards No. 2014-09, Revenue from Contracts with Customers.
(b)

Includes costs associated with third-party consultants for special projects and public offering expenses. We could incur similar expenses in future periods if we commence additional public offerings, financing transactions or other special projects.

(c)

Represents payroll taxes associated with stock option exercises related to stock options that were outstanding prior to our initial public offering. We expect to incur similar expenses in future periods when stock options that were outstanding prior to our initial public offering are exercised.

(d)	Represents severance and legal fees associated with former executives departing the Company.
(e)	Represents net non-cash, stock-based compensation recorded in connection with the modification of certain equity awards associated with a former executive departing the Company.
(f)

Primarily represents impairment related to the write-down of assets associated with company-operated restaurants we expect to refranchise and the gain on the refranchise of company-operated restaurants, as well as accretion of the present value of our rent obligations and ongoing maintenance and utilities costs related to company-operated restaurants we have previously closed. We expect to continue to incur similar expenses in future periods as we record closed store reserves, the accretion of the present value of our rent obligations and ongoing maintenance and utilities costs related to closed company-operated restaurants, and could incur additional costs in future periods if we identify other company-operated restaurants that will be closed or refranchised.

(g)

In connection with a former executive departing the Company and the associated modification of equity awards, certain compensation costs related to the executive are no longer expected to be deductible for income tax purposes. Accordingly, we recorded adjustments to previously recorded deferred tax assets. We could record similar adjustments in future periods if any of the compensation costs are ultimately deductible for income tax purposes.

(h)	Represents the income tax expense associated with the adjustments in (b) through (g) that are deductible for income tax purposes.

Bojangles’, Inc. – Fiscal Year 2018

Second Fiscal Quarter 2018 Results

BOJANGLES’, INC. AND SUBSIDIARIES

Unaudited Reconciliation of Net Income to EBITDA and Adjusted EBITDA

(in thousands)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	July 1, 2018	June 25, 2017 (a)	July 1, 2018	June 25, 2017 (a)
Net income	$2,435	8,446	7,129	15,976
Income taxes	434	2,681	2,882	6,799
Interest expense, net	1,581	1,602	3,228	3,268
Depreciation and amortization (b)	4,317	4,303	8,562	8,353

EBITDA	8,767	17,032	21,801	34,396
Non-cash rent (c)	375	363	710	768
Stock-based compensation (d)	381	307	1,397	681
Payroll taxes associated with stock option exercises (e)	25	71	30	97
Preopening expenses (f)	136	350	237	724
Certain professional, transaction and other costs (g)	253	—	253	3
Executive separation expenses (h)	—	546	1,034	551
Impairment and dispositions (i)	4,807	601	5,633	933
Refranchising and related asset write-downs (j)	3,346	—	3,346	—

Adjusted EBITDA	$18,090	19,270	34,441	38,153

(a)	Adjusted to reflect the retrospective adoption of Accounting Standards No. 2014-09, Revenue from Contracts with Customers.
(b)	Includes amortization of deferred debt issuance costs.
(c)

Includes deferred rent, which represents the extent to which our rent expense has been above or below our cash rent payments and amortization of favorable (unfavorable) leases. We expect to continue to incur similar expenses in future periods as we record rent expense in accordance with GAAP and continue to amortize favorable (unfavorable) leases.

(d)

Represents non-cash, stock-based compensation. We expect to incur similar expenses in future periods as we record stock-based compensation related to existing grants (and any potential future grants) in accordance with GAAP.

(e)

Represents payroll taxes associated with stock option exercises related to stock options that were outstanding prior to our initial public offering. We expect to incur similar expenses in future periods when stock options that were outstanding prior to our initial public offering are exercised.

(f)

Includes expenses directly associated with the opening of company-operated restaurants and incurred prior to the opening of a company-operated restaurant. We expect to continue to incur similar expenses as we open company-operated restaurants.

(g)

Includes costs associated with third-party consultants for special projects and public offering expenses. We could incur similar expenses in future periods if we commence additional public offerings, financing transactions or other special projects.

(h)	Represents severance and legal fees associated with former executives departing the Company.
(i)

Includes net gain on disposal of property and equipment and other, impairment and cash proceeds on disposals from disposition of property and equipment. We could continue to record impairment expense in future periods if performance of company-operated restaurants is not sufficient to recover the carrying amount of the related long-lived assets. We may incur future (gains) losses and receive cash proceeds on disposal of property and equipment associated with retirement, replacement or write-off of fixed assets.

(j)

Primarily represents impairment related to the write-down of assets associated with company-operated restaurants we expect to refranchise and the gain on the refranchise of company-operated restaurants, as well as accretion of the present value of our rent obligations and ongoing maintenance and utilities costs related to company-operated restaurants we have previously closed. We expect to continue to incur similar expenses in future periods as we record closed store reserves, the accretion of the present value of our rent obligations and ongoing maintenance and utilities costs related to closed company-operated restaurants, and could incur additional costs in future periods if we identify other company-operated restaurants that will be closed or refranchised.

Bojangles’, Inc. – Fiscal Year 2018

Second Fiscal Quarter 2018 Results

BOJANGLES’, INC. AND SUBSIDIARIES

Unaudited Reconciliation of Operating Income to Company-Operated Restaurant Contribution

(in thousands)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	July 1,	June 25,	July 1,	June 25,
	2018	2017 (a)	2018	2017 (a)
Operating income	$4,638	12,905	13,543	26,337
Less: Franchise royalty revenues	(7,138)	(6,978)	(14,003)	(13,491)
Franchise marketing and co-op advertising contribution revenues	(2,792)	(2,725)	(5,455)	(5,257)
Properties and equipment rental revenues	(547)	—	(1,086)	—
Other franchise revenues	(71)	(64)	(343)	(125)
Plus: General and administrative	9,946	9,817	21,503	18,770
Franchise marketing and co-op advertising costs	2,792	2,725	5,455	5,257
Costs associated with properties and equipment rentals	295	—	716	—
Depreciation and amortization	4,129	4,127	8,258	8,059
Impairment	4,832	700	5,685	996
Refranchising and related asset write-downs	3,346	—	3,346	—
Gain on disposal of property and equipment and other	(65)	(125)	(92)	(104)

Company-operated restaurant contribution	$19,365	20,382	37,527	40,442

Company-operated restaurant revenues	$129,956	127,058	257,108	251,841
Company-operated restaurant contribution margin	14.9%	16.0%	14.6%	16.1%

(a)	Adjusted to reflect the retrospective adoption of Accounting Standards No. 2014-09, Revenue from Contracts with Customers.

BOJANGLES’, INC. AND SUBSIDIARIES

Unaudited Impact of Adoption of New Revenue Recognition Standard on Previously Reported Results

(in thousands, except per share amounts)

	Thirteen Weeks Ended June 25, 2017			Twenty-Six Weeks Ended June 25, 2017
	As Reported	Adjustments	As Adjusted	As Reported	Adjustments	As Adjusted
Franchise marketing and co-op advertising contribution revenues	$—	2,725	2,725	—	5,257	5,257
Other franchise revenues	338	(274)	64	538	(413)	125
Franchise marketing and co-op advertising costs	—	2,725	2,725	—	5,257	5,257
Income tax benefit (expense)	(2,784)	103	(2,681)	(6,954)	155	(6,799)
Net income	8,617	(171)	8,446	16,234	(258)	15,976
Net income per diluted share	0.22	—	0.22	0.42	(0.01)	0.41

	December 31, 2017
	As		As
	Reported	Adjustments	Adjusted
Other current liabilities	$651	283	934
Deferred income taxes	71,190	(980)	70,210
Other noncurrent liabilities	13,458	3,774	17,232
Retained earnings	157,383	(3,077)	154,306